Exhibit 16.1

May 1, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 30, 2015, of Hipcricket, Inc. and are in agreement with the statements contained in the second, third, fourth and fifth paragraphs therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Moss Adams LLP